UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 28, 2006

HERCULES OFFSHORE, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	0-51582	56-2542838
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

11 GREENWAY PLAZA, SUITE 2950 HOUSTON, TEXAS	77046
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (713) 979-9300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

In conjunction with the initial public offering of shares of Hercules Offshore, Inc. (the “Company”), the Company was converted from a limited liability company to a corporation and the owners of the limited liability company converted their member interests to common shares of the Company (the “Conversion”), as described in the Company’s IPO prospectus. As a limited liability company, the Company was treated as a partnership for U.S. federal income tax purposes, meaning that taxes due on the taxable income of the Company were paid by the members according to their interest in the Company, rather than by the Company. The Operating Agreement governing the limited liability company prior to the Conversion (the “Operating Agreement”) required that the Company make periodic distributions to members of the limited liability company for the purpose of enabling the members to pay this tax liability.

On February 28, 2006, in accordance with the terms of the Operating Agreement, the Company made a distribution of $3,731,660 to the former members of the limited liability company in respect of the ten month period ended upon the Conversion. The former members did not receive any other distributions prior to the Conversion, and other than this required distribution relating to taxes, the earnings generated by the limited liability company were retained by the Company as part of Company’s shareholder’s equity balance upon the Conversion. The Company has no further obligation under the Operating Agreement to make any such distributions.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERCULES OFFSHORE, INC.

Date: March 2, 2006	By:	/s/ Steven A. Manz
Steven A. Manz,
Chief Financial Officer

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